August 2, 1995


For further information, contact:  Bill Seekamp
                         (203) 771-2136


            SNET COMMENTS ON THE ESTIMATED IMPACT
                   OF RECENT DEVELOPMENTS



     SNET today said that it expects that the acceptance of

its early retirement offer by 2,660 of its bargaining unit

employees will not have a material impact on 1995 operating

earnings.  Most of these employees will be leaving the

company late in 1995.  SNET took a charge in 1993 in

anticipation of reducing its workforce and that charge may

be adjusted in the fourth quarter of this year when the

costs of the current offer are definitively known.

     "The enthusiastic response to our early retirement

offer will have a very positive long term impact on our cost structure," said Donald R. Shassian, Senior Vice President

and CFO.  "This will help us succeed in an ever more

competitive marketplace."

     As previously announced, SNET completed a $456 million

acquisition of cellular properties on July 1.  The

acquisition adds approximately 2.3 million people -- or POPS

- -- to SNET's cellular service area for a combined market

covering a population of over 5.5 million POPS.  SNET now

expects that the acquisition will dilute 1995 earnings by

approximately 12 percent.

                           -more-

                             -2-





     The revised impact of the acquisition on 1995 results

is due to SNET's decision to accelerate a number of

transition activities and higher than anticipated fraud in

the new properties.

     "We remain very bullish about this acquisition which

strengthens our position in southern New England in the

highest growth segment of our industry," Shassian said.

     SNET, a Connecticut-based company reaching beyond its

traditional borders, provides local, national and

international calling, mobile communications; and

publishing, information and advertising services.  It is

building I-SNET, a statewide information superhighway that

brings to customers a full array of information,

communications and entertainment services.



                            -xxx-